Exhibit 99.1

Gladstone Capital Corporation Reports Financial Results for its

Third Quarter Ended June 30, 2021

McLean, VA, August 3, 2021: Gladstone Capital Corporation (Nasdaq: GLAD) (the “Company”) today announced earnings for its third fiscal quarter ended June 30, 2021. Please read the Company’s Quarterly Report on Form 10-Q, filed today with the U.S. Securities and Exchange Commission (the “SEC”), which is available on the SEC’s website at www.sec.gov, and the investors section of the Company’s website at www.GladstoneCapital.com.

Summary Information (dollars in thousands, except per share data) (unaudited):

For the Quarter Ended:	June 30, 2021	March 31, 2021	Change	% Change
Total investment income	$13,666	$12,885	$781	6.1%
Total expenses, net of credits	(7,062)	(6,486)	(576)	8.9

Net investment income	6,604	6,399	205	3.2
Net investment income per common share	0.195	0.195	—	—
Cash distribution per common share	0.195	0.195	—	—
Net realized gain (loss)	6,531	(1,089)	7,620	(699.7)
Net unrealized appreciation	4,819	15,989	(11,170)	(69.9)
Net increase in net assets resulting from operations	17,954	21,299	(3,345)	(15.7)
Weighted average yield on interest-bearing investments	10.5%	10.6%	(0.1)%	(0.9)
Total invested	$53,192	$72,000	$(18,808)	(26.1)
Total repayments and net proceeds	54,428	47,912	6,516	13.6

As of:	June 30, 2021	March 31, 2021	Change	% Change
Total investments, at fair value	$506,372	$492,767	$13,605	2.8%
Fair value, as a percent of cost	97.1%	96.1%	1.0%	1.0
Net asset value per common share	$8.52	$8.11	$0.41	5.1

Third Fiscal Quarter 2021 Highlights:

•

Portfolio Activity: Invested $38.0 million in three new proprietary portfolio companies and $15.2 million in existing portfolio companies. Received $54.4 million in repayments and net proceeds, primarily from the sale of two proprietary portfolio companies and payoff of one syndicated portfolio company.

•	Portfolio Mix/Yields: Secured first lien assets rose to 65.8% of the portfolio at cost.

•	Portfolio Performance: Portfolio companies continued to perform well, generating equity and loan market value appreciation of $4.8 million and we ended the quarter with no assets on non-accrual.

•	Net Asset Value: Increased 7.9% from March 31, 2021, to $292.4 million, and NAV per share rose 5.1% to $8.52 per share, as of June 30, 2021.

•	Conservative Capital Base: Maintained a debt-to-equity ratio of 76.0%.

•

Credit Facility and Liquidity: Successfully amended and restated our credit facility to, among other things, extend the revolving period end date to October 31, 2023 and extend the maturity date to October 31, 2025. Ended the quarter with more than $130.0 million of available liquidity under our credit facility.

Third Fiscal Quarter 2021 Results:

Total investment income during the quarters ended June 30, 2021 and March 31, 2021 was $13.7 million and $12.9 million, respectively. The quarter over quarter increase was primarily due to a $0.9 million increase in interest income, driven by $0.6 million in payments of past due interest from a portfolio company previously on non-accrual status, as well as an increase in the average principal balance of our interest-bearing investment portfolio of $9.5 million, or 2.1%, quarter over quarter.

Total expenses increased by $0.6 million, quarter over quarter, primarily due to a $0.2 million increase in net management and incentive fees and a $0.2 million increase in interest expense on borrowings and notes payable.

Net investment income for the quarter ended June 30, 2021 was $6.6 million, an increase of 3.2%, as compared to the prior quarter, or $0.195 per share.

The net increase in net assets resulting from operations was $18.0 million, or $0.53 per share, for the quarter ended June 30, 2021, compared to $21.3 million, or $0.65 per share, for the quarter ended March 31, 2021. The current quarter increase was driven by net investment income, $6.5 million in net realized gains, and $4.8 million in net appreciation due to improvement in the financial and operational performance across our portfolio companies.

Subsequent Events: Subsequent to June 30, 2021, the following significant events occurred:

•	Portfolio Activity: In July 2021, we invested an additional $6.2 million in Lignetics, Inc., an existing portfolio company, through secured second lien debt.

•	Distributions Declared: In July 2021, our Board of Directors declared the following monthly distributions to common stockholders for July, August, and September:

Record Date	Payment Date	Distribution per Common Share
July 23, 2021	July 30, 2021	$0.065
August 23, 2021	August 31, 2021	0.065
September 22, 2021	September 30, 2021	0.065

	Total for the Quarter	$0.195

Comments from Gladstone Capital’s President, Bob Marcotte: “We are pleased to report that our lower middle market portfolio has continued to perform well, and last quarter’s realized gains and appreciation helped lift GLAD’s ROE to 11.3% since December 31, 2019 and boost the NAV per share to $8.52, a 5.4% increase since December 31, 2019. Last quarter was active for 1st lien/unitranche originations, and we kept pace with repayments to achieve positive net investment growth and we believe we remain well positioned to capitalize on our conservative leverage position to grow our lower middle market portfolio and earnings.”

Conference Call for Stockholders: The Company will hold its earnings release conference call on Wednesday, August 4, 2021, at 8:30 a.m. EDT. Please call (866) 424-3437 to enter the conference call. An operator will monitor the call and set a queue for any questions. A replay of the conference call will be available through August 11, 2021. To hear the replay, please dial (877) 660-6853 and use playback conference number 13719718. The replay of the conference call will be available beginning approximately one hour after the call concludes. The live audio broadcast of the Company’s quarterly conference call will also be available online at www.GladstoneCapital.com. The event will be archived and available for replay on the investors section of the Company’s website.

About Gladstone Capital Corporation: Gladstone Capital Corporation is a publicly-traded business development company that invests in debt and equity securities, consisting primarily of secured first and second lien term loans to lower middle market businesses in the United States. Information on the business activities of Gladstone Capital and the other publicly-traded Gladstone funds can be found at www.GladstoneCompanies.com.

To obtain a paper copy of the Company’s most recent Form 10-Q, please contact the Company at 1521 Westbranch Drive, Suite 100, McLean, VA 22102, ATTN: Investor Relations. The financial information above is not comprehensive and is without notes, so readers should obtain and carefully review the Company’s Form 10-Q for the quarter ended June 30, 2021, including the notes to the consolidated financial statements contained therein.

Investor Relations Inquiries: Please visit www.gladstonecompanies.com or +1-703-287-5893.

Forward-looking Statements:

The statements in this press release about future growth and shareholder returns are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements inherently involve certain risks and uncertainties in predicting future results and conditions. Although these statements are based on our current plans that are believed to be reasonable as of the date of this press release, a number of factors could cause actual results and conditions to differ materially from these forward-looking statements, including those factors described from time to time in our filings with the U.S. Securities and Exchange Commission. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or otherwise, except as required by law.